Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR’S

We consent to the use, in this Form 1-K, of our independent auditor’s report dated April 30, 2024, with respect to the audited consolidated balance sheets of Hiro Systems PBC as of December 31, 2023 and 2022 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements. Our report includes explanatory paragraphs as to the uncertainties related to cryptocurrency assets.

/s/ WithumSmith+Brown, PC

New York, New York

April 30, 2024